CYTOKINETICS ANNOUNCES RESULTS FROM ATOMIC-AHF
WILL BE PRESENTED AT LATE BREAKING CLINICAL TRIALS SESSION
AT THE EUROPEAN SOCIETY OF CARDIOLOGY CONGRESS 2013

South San Francisco, CA June 18, 2013 – Cytokinetics Incorporated (NASDAQ:CYTK) announced today that results from ATOMIC-AHF have been accepted for presentation during a Hot Line Late Breaking Trials Session at the European Society of Cardiology (ESC) Congress 2013.  ATOMIC-AHF is a Phase IIb clinical trial designed to evaluate the safety, tolerability and efficacy of an intravenous formulation of omecamtiv mecarbil compared to placebo in patients with left ventricular systolic dysfunction who are hospitalized with acute heart failure.

Amgen holds an exclusive, worldwide license to omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. ATOMIC-AHF was conducted by Amgen in collaboration with Cytokinetics. Cytokinetics is reviewing initial data from ATOMIC-AHF with Amgen. The ESC policy with regard to clinical trial results accepted for presentation at its Congress is that no results should be disclosed publicly until presented at the Congress or as may otherwise be approved in advance by the ESC. Cytokinetics does not have current plans to disclose results from ATOMIC-AHF prior to the ESC Congress 2013.

ATOMIC-AHF (Acute Treatment with Omecamtiv Mecarbil to Increase Contractility in Acute Heart Failure) is a recently completed Phase IIb clinical trial which was designed to evaluate an intravenous formulation of omecamtiv mecarbil in approximately 600 patients hospitalized with acutely decompensated heart failure enrolled in 3 sequential, ascending-dose cohorts. The primary efficacy objective of this trial was to evaluate the effect of 48 hours of intravenous omecamtiv mecarbil compared to placebo on dyspnea (shortness of breath) in this patient population. The secondary objectives were to assess the safety and tolerability of 3 dose levels of intravenous omecamtiv mecarbil compared with placebo and to evaluate the effects of 48 hours of treatment with intravenous omecamtiv mecarbil on additional measures of dyspnea, patients’ global assessments, change in N-terminal pro brain-type natriuretic peptide (a biomarker associated with the severity of heart failure) and short-term clinical outcomes in these patients. In addition, the trial was designed to evaluate the relationship between plasma concentrations of omecamtiv mecarbil and several pharmacodynamic parameters, including echocardiographic indices of left ventricular function, in patients with acutely decompensated heart failure.

Late Breaking Trial Presentation at European Society of Cardiology Congress 2013

The ESC Congress 2013 will be held in Amsterdam, Netherlands between August 31, 2013 and September 4, 2013 at the Amsterdam RAI Exhibition and Convention Centre in Amsterdam, Netherlands.

Title:	ATOMIC-AHF: Acute Treatment with Omecamtiv Mecarbil to Increase Contractility in Acute Heart Failure: Results From ATOMIC-AHF

Presenter:
John R. Teerlink, M.D., F.A.C.C., F.A.H.A., F.E.S.C, Professor of Medicine at
the University of California, San Francisco, and Director of the Heart Failure
Clinic, Veterans Affairs Medical Center, San Francisco

Session:	Hot Line IV: Late Breaking Trials on Heart Failure and Acute Coronary Syndrome

Presentation Date:	Tuesday, September 3, 2013

Presentation Time:	11:18 a.m. Central European Time

Presentation Location:	Amsterdam- Central Village

Ongoing Development of Omecamtiv Mecarbil

COSMIC-HF (Chronic Oral Study of Myosin Activation to Increase Contractility in Heart Failure) is an ongoing double-blind, randomized, placebo-controlled, multicenter, dose escalation study designed to assess the pharmacokinetics (PK) and tolerability of three oral modified-release formulations of omecamtiv mecarbil in patients with heart failure and left ventricular systolic dysfunction, and to select one of them for further evaluation. The primary objectives of this study are to select an oral modified-release formulation and dose (or doses) of omecamtiv mecarbil for chronic twice-daily dosing in patients with heart failure and left ventricular systolic dysfunction and to characterize its safety, tolerability, and pharmacokinetics after 12 weeks of treatment. The secondary objectives are to assess the changes from baseline in systolic ejection time, stroke volume, left ventricular end-systolic and end-diastolic diameters, heart rate and N-terminal pro-brain natriuretic peptide after 12 weeks of treatment.

Prior to the conduct of ATOMIC-AHF and COSMIC-HF, omecamtiv mecarbil was the subject of a clinical development program conducted by Cytokinetics, including five Phase I trials in healthy volunteers and two Phase IIa trials in patients with heart failure. Those trials were designed to evaluate the safety, tolerability, pharmacodynamic and pharmacokinetic profiles of both intravenous and oral formulations of omecamtiv mecarbil for the potential treatment of heart failure. Additional information about clinical trials of omecamtiv mecarbil can be found at www.clinicaltrials.gov.

Background on Omecamtiv Mecarbil, Cardiac Myosin Activators and Cardiac Contractility

Omecamtiv mecarbil is a first-in-class cardiac myosin activator which was discovered by Cytokinetics’ scientists and is the subject of a collaboration between Cytokinetics and Amgen. Cardiac myosin is the cytoskeletal motor protein in the cardiac muscle cell that is directly responsible for converting chemical energy into the mechanical force resulting in cardiac contraction. Cardiac contractility is driven by the cardiac sarcomere, a highly ordered cytoskeletal structure composed of cardiac myosin, actin and a set of regulatory proteins, and is the fundamental unit of muscle contraction in the heart. Current inotropic agents, such as beta-adrenergic receptor agonists or inhibitors of phosphodiesterase activity, increase cardiac cell contractility by increasing the concentration of intracellular calcium, which further activates the cardiac sarcomere. This effect on calcium levels, however, also has been linked to side effects that are potentially life-threatening. The inotropic mechanism of current drugs also increases the velocity of cardiac contraction and shortens systolic ejection time. In contrast, cardiac myosin activators have been shown to work in the absence of changes in intracellular calcium by a novel mechanism that directly stimulates the activity of the cardiac myosin motor protein. Cardiac myosin activators accelerate the rate-limiting step of the myosin enzymatic cycle and shift the enzymatic cycle in favor of the force-producing state. This inotropic mechanism results not in an increase in the velocity of cardiac contraction, but instead, in a lengthening of the systolic ejection time, which results in increased cardiac contractility and cardiac function in a potentially more oxygen-efficient manner.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing tirasemtiv and CK-2127107, both fast skeletal muscle activators, as potential treatments for diseases and medical conditions associated with aging, muscle wasting or neuromuscular dysfunction. Tirasemtiv is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which treatment with tirasemtiv produced potentially clinically relevant pharmacodynamic effects in Phase II trials. All of these drug candidates have arisen from Cytokinetics’ muscle biology focused research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com

Forward-Looking Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Act’s Safe Harbor for forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Cytokinetics’ and Amgen’s research and development activities, including the conduct and design of clinical trials; the significance and utility of clinical trial results and planned presentations of such results; and the properties and potential benefits of omecamtiv mecarbil and Cytokinetics’ other drug candidates. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: Cytokinetics anticipates that it will be required to conduct at least one confirmatory Phase III clinical trial of tirasemtiv in ALS patients which will require significant additional funding, and it may be unable to obtain such additional funding on acceptable terms, if at all; potential difficulties or delays in the development, testing, regulatory approvals for trial commencement, progression or product sale or manufacturing, or production of Cytokinetics’ drug candidates that could slow or prevent clinical development or product approval, including risks that current and past results of clinical trials or preclinical studies may not be indicative of future clinical trials results, patient enrollment for or conduct of clinical trials may be difficult or delayed, Cytokinetics’ drug candidates may have adverse side effects or inadequate therapeutic efficacy, the U.S. Food and Drug Administration or foreign regulatory agencies may delay or limit Cytokinetics’ or its partners’ ability to conduct clinical trials, and Cytokinetics may be unable to obtain or maintain patent or trade secret protection for its intellectual property; Amgen’s decisions with respect to the design, initiation, conduct, timing and continuation of development activities for omecamtiv mecarbil; Cytokinetics may incur unanticipated research and development and other costs or be unable to obtain additional financing necessary to conduct development of its products; Cytokinetics may be unable to enter into future collaboration agreements for its drug candidates and programs on acceptable terms, if at all; standards of care may change, rendering Cytokinetics’ drug candidates obsolete; competitive products or alternative therapies may be developed by others for the treatment of indications Cytokinetics’ drug candidates and potential drug candidates may target; and risks and uncertainties relating to the timing and receipt of payments from its partners, including milestones and royalties on future potential product sales under Cytokinetics’ collaboration agreements with such partners. For further information regarding these and other risks related to Cytokinetics’ business, investors should consult Cytokinetics’ filings with the Securities and Exchange Commission.

Contact:

Cytokinetics, Inc.
Joanna L. Goldstein (Investors & Media)
(650) 624-3000